CONSENT OF INDEPENDENT ACCOUNTANTS


We  hereby  consent  to the  incorporation  by  reference  in  the  Registration
Statements on Form S-8 for the Omniquip International, Inc. 1996 Long-Term Incentive Plan, the Omniquip International, Inc. 1996 Executive Stock Option Plan and the Omniquip International, Inc. 1996 Directors Non-Qualified Stock Option Plan, respectively, of our report dated November 1, 1996 relative to the consolidated financial statements of Omniquip International, Inc., our report dated July 15, 1996 relative to the financial statements of TRAK International, Inc. and our report dated November 1, 1996 relative to the financial statements of Lull Industries, Inc., all of which appear in the Registration Statement on Form S-1 (No. 333-13181) of Omniquip International, Inc.






PRICE WATERHOUSE LLP
St. Louis, Missouri
April 7, 1997